SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                (Amendment No. 3)*




                            Post Properties Inc.
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                         (Title of Class of Securities)

                                    737464107
                                 (CUSIP Number)

                                  December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

                           (Page 1 of 18  Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 737464107                      13G             Page 2 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Partners II, L.P.
                              13-4064404
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                997,212
OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                997,212
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                997,212
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                2.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 3 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Institutional Partners, L.P.
                              13-4094401
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                694,842
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                694,842
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                694,842
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **              [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.7%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 4 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Realty Fund, L.P.
                              36-4448215
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                311,037
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                311,037
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                311,037
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.8%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 5 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Cedar Bridge Institutional Fund, L.P.
                              77-0597412
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                185,838
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                185,838
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 185,838
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.5%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 6 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Advisors, L.L.C.
                              13-4094399
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,188,929
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,188,929
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,188,929
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 7 of 18 Pages
---------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Bridge Realty Advisors, L.L.C.
                              36-4448205
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                496,875
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  -0-
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                496,875
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  496,875
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                1.2%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 8 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              High Rise Capital Management, L.P.
                              13-4094397
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                168,782
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                168,782
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  168,782
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 9 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              DPO Management GP, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                168,782
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                168,782
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 168,782
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.4%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 10 of 18 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              David O'Connor
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                1,000
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,357,711
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                  1,000
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,357,711
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                  2,358,711
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **             [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 11 of 18 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              Charles Fitzgerald
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             United States of America
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                               -
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                2,357,711
OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER

REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                2,357,711
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,357,711
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **          [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.8%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 737464107                      13G             Page 12 of 18 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Post Properties, Inc. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 4401 Northside Parkway
Suite 800
Atlanta, GA  30327-3057

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i) High Rise Partners II, L.P., a Delaware limited partnership ("HRP II"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (ii) High Rise Institutional Partners, L.P., a Delaware limited partnership ("HRIP" and together with HRP II, the "High Rise Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

        (iii) Cedar Bridge Realty Fund, L.P., a Delaware limited partnership ("CBR"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

             (iv) Cedar Bridge Institutional Fund, L.P. a Delaware limited partnership ("CBI" and together with CBR, the "Cedar Bridge Partnerships" and together with HRP II, HRIP and CBR, the "Partnerships"), with respect to shares of Common Stock (as defined in Item 2(d) below) directly owned by it;

            (v) High Rise Capital Advisors, L.L.C., a Delaware limited liability company (the "General Partner"), which serves as the general partner of the High Rise Partnerships and as sole managing member of Bridge Realty Advisors, L.L.C., with respect to shares of Common Stock as defined in Item 2(d) below) directly owned by each of the Partnerships;

          (vi) Bridge Realty Advisors, L.L.C., a Delaware limited liability company (the "CB General Partner"), which serves as the general partner to the Cedar Bridge Partnerships, with respect to shares of Common Stock
(as defined in Item 2(d) below) directly owned by each of the Cedar Bridge Partnerships;

            (vii) High Rise Capital Management, L.P., a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities held by managed accounts.

CUSIP No. 737464107                      13G             Page 13 of 18 Pages

       (viii) DPO Management GP L.L.C, a Delaware limited liability company which serves as the general partner to the Investment Manager and has investment discretion over the securities held by managed accounts.


       (ix) Mr. David O'Connor("Mr. O'Connor") who serves as senior managing member of the General Partner, DPO Management GP LLC and the CB General Partner and as President of the Investment Manager, with respect to shares of Common Stock owned by the Partnerships, certain other managed accounts and individually.

        (x) Mr. Charles Fitzgerald ("Mr. Fitzgerald") who serves as the managing member of the General Partner and the CB General Partner and as a Partner of the Investment Manager, with respect to shares of Common Stock owned by the Partnerships and certain other managed accounts.

     The Partnerships, the General Partner, the CB General Partner, Investment Manager, DPO Management GP L.L.C, Mr. O'Connor and Mr.
Fitzgerald are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.


Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 535 Madison Avenue
26th Floor
New York, NY 10022.

Item 2(c).     Citizenship:

   Each of the Partnerships, the General Partner, the CB General Partner, the Investment Manager and DPO Management GP LLC is organized under the laws of the State of Delaware. Messrs. O'Connor and Fitzgerald are citizens of the United States of America.

Item 2(d).     Title of Class of Securities:

     Common Stock, $.01 Par Value (the "Common Stock")

Item 2(e).  CUSIP Number:

     737464107

CUSIP No. 737464107                      13G             Page 14 of 18 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or(c), check whether the person filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Act,
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
              Act,
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
     (e)  [ ]  Investment Adviser in accordance with Rule
              13d-1(b)(1)(ii)(E),
     (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
     (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
     (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
     (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
            Company Act of 1940,
    (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [X]


Item 4.   Ownership.

     A. High Rise Partners II, L.P.
          (a) Amount beneficially owned: 997,212
          (b) Percent of class: 2.4%
              The percentages used herein and in the
              rest of this Schedule 13G are calculated based upon the 40,748,867 shares of Common Stock issued and outstanding as of November 9, 2005, as reflected in the Company's Form 10- Q for the quarterly period ended September 30, 2005.
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 997,212
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                 997,212

     B. High Rise Institutional Partners, L.P.
          (a) Amount beneficially owned: 694,842
          (b) Percent of class: 1.7%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 694,842
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                694,842

CUSIP No. 737464107                      13G            Page 15 of 18 Pages


    C. Cedar Bridge Realty Fund, L.P.
          (a) Amount beneficially owned: 311,037
          (b) Percent of class: 0.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 311,037
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                   311,037

     D. Cedar Bridge Institutional Fund, L.P.
          (a) Amount beneficially owned: 185,838
          (b) Percent of class: 0.5%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 185,838
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  185,838

     E. High Rise Capital Advisors, L.L.C.
          (a) Amount beneficially owned: 2,188,929
          (b) Percent of class: 5.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 2,188,929
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  2,188,929

    F. Bridge Realty Advisors, L.L.C.
          (a) Amount beneficially owned: 496,875
          (b) Percent of class: 1.2%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 496,875
              (iii) Sole power to dispose or direct the disposition: -
              (iv) Shared power to dispose or direct the disposition:
                  496,875

     G. High Rise Capital Management, L.P.
          (a) Amount beneficially owned: 168,782
          (b) Percent of class: 0.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:168,782
              (iii) Sole power to dispose or direct the disposition: -
               (iv) Shared power to dispose or direct the disposition:
                 168,782

CUSIP No. 737464107                      13G            Page 16 of 18 Pages

   H. DPO Management GP L.L.C.
          (a) Amount beneficially owned: 168,782
          (b) Percent of class: 0.4%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote:168,782
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                     168,782


      I. David O'Connor
          (a) Amount beneficially owned: 2,358,711
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 1,000
              (ii) Shared power to vote or direct the vote: 2,357,711
              (iii) Sole power to dispose or direct the disposition:
                    1,000
              (iv) Shared power to dispose or direct the disposition:
                   2,357,711

      J. Charles Fitzgerald

          (a) Amount beneficially owned: 2,357,711
          (b) Percent of class: 5.8%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: -
              (ii) Shared power to vote or direct the vote: 2,357,711
              (iii) Sole power to dispose or direct the disposition:-
              (iv) Shared power to dispose or direct the disposition:
                  2,357,711


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

CUSIP No. 737464107                      13G            Page 17 of 18 Pages


Item 6. Ownership of More than Five Percent on Behalf of Another Person. Each of the High Rise Partnerships are private investment partnerships, the sole general partner of which is the General Partner.
As the sole general partner of each of the High Rise Partnerships, the General Partner has the power to vote and dispose of the Securities owned by each of the High Rise Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing members of the General Partner are David O'Connor and Charles Fitzgerald.


Each of the Cedar Bridge Partnerships are private investment partnerships, the sole general partner of which is the CB General Partner. As the sole general partner of each of the Cedar Bridge Partnerships, the CB General Partner has the power to vote and dispose of the Securities owned by each of the Cedar Bridge Partnerships and, accordingly, may be deemed the "beneficial owner" of such Securities. The managing member of the CB General Partner is the General Partner. The managing members of the General Partner are David O'Connor and Charles Fitzgerald.

Pursuant to an investment advisory contract, High Rise Capital Management, L.P. currently has the power to vote and dispose of the Securities held for the account of certain managed accounts and, accordingly, may be deemed the "beneficial owner" of such Securities. Messrs. O'Connor and Fitzgerald share investment management duties. The general partner of High Rise Capital Management, L.P. is DPO Management GP L.L.C. David O'Connor is managing member of DPO Management GP L.L.C. and is the President of High Rise
Capital Management, L.P.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 737464107                      13G            Page 18 of 18 Pages


Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2006


                             /s/ David O'Connor
                           ------------------------------------
                           David O'Connor
                           Individually;
                           And as managing member of:
                           (a) High Rise Capital Advisors, LLC;,
                                       for itself and as
                           (i)the general partner of High Rise Partners II, L.P.
                           (ii) the general partner of High Rise Institutional
                                  Partners, L.P.
                           (iii) the managing member of Bridge Realty Advisors,
                                L.L.C, for itself and as general partner of:
                                 (A) Cedar Bridge Realty Fund, L.P.; and
                                 (B) Cedar Bridge Institutional Fund, L.P. and
                           (b) DPO Management GP L.L.C. for itself and as
                           (i) the general partner of High Rise Capital
                                Management, L.P. and
                           (ii) the investment manager of the managed accounts


                            /s/ Charles Fitzgerald
                            -------------------------------------

                            Charles Fitzgerald